Exhibit 10.3

MASTER FARM MANAGEMENT AGREEMENT

This Master Farm Management Agreement (“Agreement”) is made by and between Source Agriculture Corp., a Nevada domestic corporation with principal offices at 3064 Silver Sage Dr., Suite 150, Carson City, NV 89701 (“Client”) and Murray Wise Associates LLC, a Delaware limited liability company with principal offices at 1605 S. State Street, Suite 110, Champaign, IL 61820 (“Manager”), effective as of the date of the last signature (“Effective Date”). Client and Manager are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Client is the owner, or prospective purchaser, of the farm(s) more fully set forth in Exhibit A hereto (collectively, the “Property”), to be amended from time to time, and has the express authority to enter into this Agreement on behalf of the owner of the Property;

WHEREAS, Manager is in the business of providing farm management services as more fully defined herein; and

WHEREAS, Client desires to hire Manager to manage the Property consistently with the Services as defined herein, and Manager desires to manage the Property pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Client and Manager agreed as follows:

AGREEMENT

1. SERVICES. Manager agrees to engage, perform, and carry out the following work and services under this Agreement (collectively, the “Services”):

1.1. Lease Administration and Accounting Services. For each farm lease agreement covering each Property, more specifically set forth in Exhibit B hereto (the “Farm Leases”), to be amended from time to time, Manager shall open necessary accounts, collect all rents, render periodic checks to Client from farm rental income and submit semi-annual crop and business transaction reports. Distribution of Client funds shall occur within 10 days of Manager receiving the rental income. All funds will be maintained in checking accounts or savings accounts which are FDIC insured, or money market funds accounts (the “Accounts”), to be established by Manager with access by Client. Client agrees to maintain a balance in the Accounts sufficient to cover annual expenses in any given year as set forth in the Budget, defined below. Manager will pay from the Accounts all property taxes, drainage assessments, insurance premiums and similar Property level expenses, each to be included in the Budget (as hereinafter defined). All expenses paid on behalf of the owner must be approved by owner in writing except for property tax. Any leases in Exhibit B that client enters into with an operator that may include operator to pay certain expenses, manager will ensure operator will pay its expenses within 30 days of invoice being sent or within the time period indicated on the invoice. If invoice is not paid by operator within 30 days of issuance or deadline of the invoice, operator will be deemed in breach of their lease and manager will cancel lease upon request of client, and deal with the removal of said operator and will assist in finding a new operator at same rental per acre with no cost to client in onboarding a new tenant. Manager will provide accounting services for the Accounts, including annual reconciliations and reporting to Client directly and/or through Manager’s accounting software. Client shall have the right to inspect Manager’s books and records relating to the Property at all reasonable times.

1.2. Annual Budgets and Periodic Reports. Manager will prepare annual budgets for each Property for Client’s review and approval (the “Budget”), with each Budget to be finalized by March 1 of each year during the Term of this Agreement, defined below. Any expenses that exceed 5% of the Budget for a Property in any given year shall be approved by Client in writing prior to Manager incurring such expense. Manager shall submit quarterly reports to Client which shall include expenditures and statements of Accounts. In addition, Manager shall prepare and submit an annual report summarizing yield data and summary of leasing terms.

1.3. Property Inspections. Manager will visit each Property at least quarterly to inspect and monitor the use of the Property. Manager will recommend any required material maintenance or repairs to Client and/or the respective tenants under the Farm Leases.

Manager acknowledges and agrees to provide the Services agreed upon herein for the benefit of Client during the Term of this Agreement. Client acknowledges and agrees that all third-party costs and expenses directly related to performing and/or carrying out the Services set forth hereunder shall be the responsibility of and paid by Client pursuant to Section 1.1 above, in addition to the Management Fee set forth under Section 3 below, as well as subject to any and all other terms, provisions, covenants, and/or conditions set forth under this Agreement.

2. TERM: TERMINATION. Cancellation of this agreement can occur with a 90 day written notice from the Client to the Manager.

3. PAYMENT FOR SERVICES.

3.1. The annual farm management fee due to Manager for each calendar year during the term of this Agreement (the “Management Fee”) is as follows:

A Revenue-Based Fee equal to 6% of gross revenue under applicable Farm Leases.

The Management Fee for each Property shall be deducted by the Manager from the revenue received from the Property, which will be indicated on the monthly accounting reports sent to the Client.

In the event of termination of this Agreement by Client as set forth in Section 2 above, Manager will be owed a Management Fee prorated to the day of termination.

3.2. For each new property acquired by Client, Client shall pay to Manager an acquisition fee equal to one percent (1%) of the purchase price of such property for a private treaty transaction and one-half percent (0.5%) for a public auction transaction (the “Acquisition Fee”), with Manager paying all out-of-pocket Acquisition Services costs from such fee. If the seller in any transaction is represented by a broker and Manager is able to receive a commission from the seller’s broker (the “Commission”), the Acquisition Fee owed to Manager in such transaction shall be offset by such Commission; provided, however, that nothing herein shall preclude Manager from receiving a Commission greater than the Acquisition Fee.

In the event that the tenant on any Property fails to pay rent when due, Parties agree no Management Fee will be paid to Manager on said Property until all overdue rent has been collected by Manager. In the event that the tenant does not pay overdue rent, ultimately resulting in their eviction, Manager will only begin collecting a Management Fee on said Property when a new tenant is procured and rent is collected from the new tenant. Client will not be liable for paying a management fees of the previous evicted tenant for the term of the unpaid rent.

4. RELATIONSHIP OF PARTIES. Nothing contained herein shall be construed as creatingany relationship between Client and Manager other than that of principal and independent contractor, nor any relationship whatsoever between Client and any of Manager’s affiliates, employees, agents, or subcontractors. Each Party has the sole authority and responsibility to employ, discharge and otherwise control its own employees, agents, and/or representatives.

5. COMPLIANCE WITH LAWS. Client and Manager shall comply with all requirements of allgovernmental authorities, in force either now or in the future, concerning this Agreement and/or affecting the Services provided herein or the Property and shall faithfully observe all laws, rules, and regulations of such governmental authorities, whether federal, state, county or local, in force either now or in the future relating to the Services or the Property.

6. LIABILITY AND INDEMNITY. Client shall indemnify, defend, and forever hold harmless Manager and Manager’s stockholders, directors, officers, and employees from and against any all direct or indirect damages, demands, claims, payments, obligations, actions or causes of action, assessments, losses, liabilities, costs, and expenses, including, without limitation, penalties, interest on any amount payable to a third party, lost income and profits, and any legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses) (“Losses”) reasonably incurred in connection with investigating or defending any claims or actions arising from or related to the performance of Manager’s duties and obligations under the terms of this Agreement; provided, however, that in no event shall the indemnity provided under this Section extend to any Loss if and to the extent the same is caused by: (a) the gross negligence or willful misconduct of Manager or its agents or employees; or (b) acts by Manager outside the scope of authority granted under this Agreement.

Manager shall defend, and forever hold harmless Client and Client’s stockholders, directors, officers, and employees from and against any Losses reasonably incurred in connection with investigating or defending any claims or actions arising from or related to (a) the gross negligence or willful misconduct of Manager or its agents or employees; (b) acts by Manager outside of the scope of authority granted under this Agreement; or (c) the uncured material breach by Manager of the terms and conditions of this Agreement; provided, however, that in no event shall the indemnity provided under this Section extend to any Loss if and to the extent the same is caused by the gross negligence or willful misconduct of Client.

Notwithstanding anything to the contrary in this Agreement, Manager’s liability to Client for any Loss shall be limited to the amount of Fees paid by Client in the twelve (12) months’ preceding such Loss.

7. PROPERTY MANAGER INSURANCE. Manager shall maintain the following insurance coverage during the term of this Agreement: Farm Liability/Commercial general Liability in the amount of $1,000,000 each occurrence and in the aggregate; Professional Liability (errors and omissions) in the amount of $1,000,000 per claim; and Crime or Fidelity Bond, inclusive of theft of customer property and wire transfer fraud, in the amount of $500,000 per Loss.

8. BENEFIT; ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement is for the benefit of the Parties and shall be binding and inure to the benefit of each Party’s respective successors in interest and authorized and/or agreed to assigns. Nothing herein, express or implied, is intended to or shall confer upon any other persona and/or entity any legal or equitable right, benefit, and/or remedy, of any nature whatsoever, under and/or by reason of this Agreement. Neither Party may assign, transfer, subordinate, and/or delegate any or all of its rights, in any manner, and/or its duties and/or obligations under this Agreement without the prior written consent and authorization of the Party. No such assignment, transfer, subordination, and/or delegation shall relieve the assigning Party of any of its duties and/or obligations hereunder. Any attempted assignment, transfer, subordination, and/or delegation, as well as any other conveyance, in violation the foregoing and/or without prior consent, authorization, and/or approval shall be null and void.

9. SEVERABILITY. Should any term, provision, covenant, and/or condition of this Agreement be held by a court of competent jurisdiction within the State of Illinois to be illegal, invalid, null and void, and/or unenforceable, the remaining provisions, terms, covenants, and/or conditions shall remain and continue in full force and effect without being impaired or invalidated, in any way or manner and the Agreement shall remain in full force and effect without the term(s), provision(s), covenant(s), and/or condition(s) held to be invalid, void, and/or unenforceable.

10. CONSTRUCTION AND INTERPRETATION. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Specifically, this Agreement is a joint product of all the Parties hereto and is to be interpreted as such.

11. MODIFICATION. Unless otherwise set forth herein, this Agreement may not be altered, amended, and/or modified in any manner or respect except by and through a written authorization executed by all Parties to this Agreement.

12. ATTORNEYS’ FEES. In the event of any litigation, action, and/or proceeding by and between the Parties in connection with and/or enforcement of this Agreement, breach of this Agreement, and/or material default, the prevailing party in such litigation, action, and/or proceeding shall be entitled, in addition to equitable relief or damages, to be reimbursed by the non-prevailing party for all costs and expenses, including attorneys’ fees, costs, expenses, expert witness fees, investigatory, and any other costs and expenses incurred as determined reasonable.

13. NOTICES. All notices under this Agreement shall be in writing and sent to the address of the recipient specified herein. Any such notice may by overnight courier, certified mail with return receipt, or electronic mail and will be deemed to have been received (1) if delivered by overnight courier – 24 hours after the date of delivery to courier with evidence from the courier, (2) if delivered by certified mail with return receipt – the date as verified on the return receipt, (3) if delivered by electronic mail – upon delivery. The following sets forth contact information related to the Parties:

Manager:	Murray Wise Associates LLC

Client:	Source Agriculture Corp.

Either Party may change its address for all purposes of this Agreement upon written notice to the other Party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement is hereby agreed to and executed by the Parties and is effective as of the Effective Date set forth above.

CLIENT:

Source Agriculture Corp.
a Nevada domestic corporation

By:	/s/ Vare Grewel
Name:	Vare Grewel
Title	President CEO
Date:	MARCH 11/24

MANAGER:

Murray Wise Associates LLC,
a Delaware limited liability company

By:	/s/ Eric Sarff
Name:	Eric Sarff
Title	President
Date:	03/11/2024

EXHIBIT A

Property

Approximately 156.61 acres located in part of the NE ¼ of Section 17, Township 18 North, Range 3 East, Macon County, Illinois.

EXHIBIT B

Farm Leases